China Shen Zhou Mining & Resources Announces Approval of Mining License

Company Anticipates 200,000 Metric Tons of New Processing Capacity and Approximately $15 Million

Increase in Sales Revenues Through 2008

BEIJING, Sept. 5 /Xinhua-PRNewswire-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. (OTC Bulletin Board: CSZM), a leading company in exploration, development, mining, and processing of nonferrous metals and other minerals in the PRC, announced today that it has obtained approval for a mining license for one of its subsidiaries, Xinjiang Xingzhen Mining Co., Ltd. ("Xingzhen Mining"), from Xinjiang Bureau of Land and Resources.  The initial mining period for the license is six years, from August 2007 until August 2013.

Xingzhen Mining operates Keyinbulake Multi-Metal Mine, which is located in Buerjin County, Aletai Prefecture, Xinjiang Uygur Autonomous Region, P.R.China.  Currently the overall mining area is 1.955 square meters.

With the mining license, Xingzhen Mining will expand its business of exploration only to the mining of zinc, copper and other accompanying non-ferrous metals.  Since early 2007, Xingzhen Mining has been building a new mining and processing plant with the annual processing capacity of 200,000 metric tons. The plant is expected to be completed by the end of 2007.  The new plant is estimated to manufacture 200,000 metric tons of copper and zinc, and contribute about $15 million to the total sales revenues in 2008.

"We are pleased with the final approval of the mining license for Xingzhen Mining.  With the new processing capacity of 200,000 metric tons per year, we anticipate our sales revenues will increase significantly in 2008 , " said Ms. Jessica Yu, CEO of China Shen Zhou Mining & Resources.  "We will continue to focus on our expansion strategy, adding to our current production capacity, increasing of exploration activities and acquiring more mineral resources," added Yu, "besides, we will look at both domestic and foreign large-scale mine acquisition s and we are confident these initiatives will position us well for long-term growth."

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc. conducts all of its business through its subsidiary, AFMG, which, in turn, conducts its business through its Subsidiaries.  The principal business of AFMG is the exploration, development, mining, and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC. AFMG has two principal areas of interest in the PRC: (a) fluorite and zinc exploration in the Sumochaganaobao region of Inner Mongolia Autonomous Region; and (b) copper/gold exploration in the Yangye Huayuan region of Xinjiang Uygur Autonomous Region.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward- looking terminology such as ‘believe,’ ‘expect,’ ‘may,’ ‘will,’ ‘should,’ ‘project,’ ‘plan,’ ‘seek,’ ‘intend,’ or ‘anticipate’ or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance.  Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

Sterling Song

Senior Investor Relations Manager

China Shen Zhou Mining & Resources, Inc.

Tel: +86-10-6887-2811

Email: investor@chinaszky.com

SOURCE  China Shen Zhou Mining & Resources, Inc.